Exhibit 10.1

Jay Bray President & Chief Executive Officer

February 1, 2012

Mr. David Hisey

8315 Woodlea Mill Road

McLean, VA 22102

Dear David:

This letter will confirm our offer and your acceptance to join our team as Executive Vice President & Chief Financial Officer, reporting directly to me. The details of our offer are outlined below:

Position Title:	Executive Vice President & Chief Financial Officer

Base Salary:	Your annual base salary will be $375,000. You will be paid semi-monthly at the rate of $31,250 per month.

Bonus Opportunity:	You will be eligible to participate in the Executive Management Bonus Plan which is based on Operating Cash Flow. A bonus pool of 5% of Operating Cash Flow is created at year end. Your annual bonus is expected to be 15% of the bonus pool.

Bonus Guarantee:	For 2012, you will receive a minimum bonus guarantee of $1,000,000.

Long Term Incentive Opportunity:	You will be eligible to participate in Nationstar’s Long Term Equity Plan. Participants in the Plan receive equity grants that vest equally over three (3) years. Your initial opportunity will be 35% of your annual bonus.

Sign-on Equity Award:	You will receive an initial equity grant of $1,000,000, vested equally over a three year period from the date of grant.

Employment Agreement:	You will be provided with an employment agreement which includes a 12 month severance provision (12 month’s base salary plus 100% of prior year’s actual bonus) should your employment be terminated by the Company without cause or by you for good reason.

Relocation:	You will be given a relocation allowance of $225,000 subject to adjustments as agreed upon as timing and amounts are more clearly determined. You will be reimbursed for reasonable and customary expenses for house hunting trips for you and your spouse; temporary living; expenses associated with the sale/closing of your current residence; transfer of household goods; reporting expenses; and periodic travel between Dallas and your current residence during your period of temporary living. Should you voluntarily terminate employment with Nationstar within two years of your employment date, you will be required to reimburse Nationstar for the relocation payment. Should your employment be terminated by the Company without cause or by you for good reason, the Company will pay your relocation from Dallas consistent with its relocation policy.

Anticipated Start Date:	February 27, 2012

350 Highland Drive, Lewisville, Texas 75067  —  Phone 469.549.3337  —  jay.bray@nationstarmail.com

David Hisey

Should you accept employment with Nationstar, you are eligible to participate in a variety of health and welfare plans: medical, dental, life, disability, sick leave, vacation and paid holidays. You will also be eligible to participate in the Nationstar 401-k plan. More information about these benefits is included in your new hire package with instructions for enrollment.

This offer is contingent upon the following:

•	Proof of right to work in accordance with (I-9) governmental requirements,

•	Verification of the information you have provided, and

•	Upon obtaining negative drug test results and satisfactory background check.

There are several important documents for you to read and complete to ensure a smooth transition to Nationstar. We ask that you complete these activities prior to your first day.

Complete all the new hire paperwork in the e-mail titled “New Hire Paperwork: Nationstar Mortgage”. You will note that on certain paperwork (i.e. forms I-9 and W-4) there are sections for the employer to complete. Please leave these sections blank. It is necessary that you complete all paperwork and e-mail it back before your first day.

I am anxiously looking forward to you joining the Nationstar team. If you have any questions regarding the content of this memo, please feel free to contact me at any time. I will endeavor to answer any questions you may have.

Initially this memo will be transmitted to you via e-mail for your review. An original copy, along with an employee new hire information package, will be sent this evening via next day delivery to your residence.

Best Regards,

/s/ Jay Bray
Jay Bray

Please sign the enclosed copy of the offer letter and return to me.

I, David Hisey, concur with all the conditions outlined in the above letter.

/S/ David Hisey	2-9-12
(signature)	(date)